Exhibit 10.1
PHANTOM UNIT AWARD AGREEMENT

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
2008 LONG TERM INCENTIVE PLAN

            ,20

To:  Scott D. Sheffield

Pioneer Natural Resources GP LLC, a Delaware limited liability company (the "Company"), the general partner of Pioneer Southwest Energy Partners L.P. (the “Partnership”), is pleased to grant to you an award (the "Award") to receive an aggregate of __________ Phantom Units (the “Phantom Units”) whereby each Phantom Unit represents the right to receive one common unit of the Partnership (the “Units”), plus an additional amount pursuant to Section 2. This award is subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Phantom Unit Award Agreement (“Agreement”) and the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan (as it may have been, or hereafter may be, amended, the “Plan”).  A copy of the Plan is available upon request.  Except as provided below, to the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.  Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan in effect as of the date of this Agreement.  The term, “Date of Grant,” shall refer to the date first set forth above.

This Agreement sets forth the terms of the agreement between you and the Company with respect to the Phantom Units.  By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.           Phantom Unit Account. Phantom Units represent hypothetical Units and not actual Units. The Company shall establish and maintain a bookkeeping account on its records for you (a “Phantom Unit Account”) and shall record in such Phantom Unit Account (i) the number of Phantom Units granted to you and (ii) the number of Units payable to you on account of Phantom Units that have vested. No Units shall be issued to you at the time the grant is made, and you shall not be, nor have any of the rights or privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. You shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for you.

2.           DERs. In the event that the Partnership pays any cash distributions in respect of its outstanding Units and, on the record date for such cash distribution, you hold Phantom Units granted pursuant to this Agreement that have not vested and been settled, the Partnership shall pay to you an amount in cash equal to the cash distributions you would have received if you were the record owner, as of such record date, of the number of Units related to the portion of your Phantom Units that have not been settled as of such record date, such distributions to be made on or promptly following the date that the Partnership pays such cash distribution (however, in no event shall the DER payment be made later than 30 days following the date on which the Partnership pays such distribution).

3.           Vesting, Expiration of Restrictions and Risk of Forfeiture. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Phantom Units shall lapse, and the Phantom Units shall vest, in full on the third anniversary of the  Date of Grant (the “Vesting Date”); provided, however, that such restrictions will lapse, and the Phantom Units shall vest, on the Vesting Date only if you have been an employee of Pioneer Natural Resources Company (“Pioneer”), the Company, the Partnership or any other entity that is an affiliate (within the meaning of such term under the Securities and Exchange Act of 1934, as amended, and the rules promulgated thereunder) of any of the foregoing entities (with Pioneer, the Company, the Partnership and such other entities being collectively referred to as the “Partnership Entities”) continuously from the Date of Grant through the Vesting Date.

4.           Payment Date; Manner of Payment; Fractional Units. The payment date or dates of the Units related to your Phantom Units will be the date or dates on which the restrictions on such Phantom Units expire as provided in Section 3, 5 or 6 of this Agreement.  The value of any fractional Phantom Units shall be paid in cash at the time Units are issued to you in connection with the Phantom Units.  The value of the fractional Phantom Units shall equal the percentage of a Unit represented by a fractional Phantom Unit multiplied by the Fair Market Value of the Unit.  The value of such Units shall not bear any interest owing to the passage of time.

5.           Change in Control.  Notwithstanding Section 3 of this Agreement, but subject to Section 26 of this Agreement, upon the occurrence of a Change in Control (as defined in the Plan) or a Change in Control (as defined in the Pioneer Natural Resources Company 2006 Long Term Incentive Plan, referred to herein as the “Pioneer Plan”) before the Vesting Date, all of the Phantom Units subject to this Award shall become immediately and unconditionally vested and the Units related to such Phantom Units shall be paid to you immediately.

6.           Termination of Employment.

(a)           Termination By Employee Without Good Reason.  If your employment relationship with the Partnership Entities is terminated voluntarily by you prior to the Vesting Date and such termination is not a Termination for Good Reason (as such term is defined in the Severance Agreement between you and any Partnership Entity), then all Phantom Units granted pursuant to this Agreement shall become null and void as of the date of such termination.

(b)           Termination for Cause.  If your employment relationship with the Partnership Entities is terminated prior to the Vesting Date and such termination is a Termination for Cause (as such term is defined in the Severance Agreement between you and any Partnership Entity), then all Phantom Units granted pursuant to this Agreement shall become null and void as of the date of termination.

(c)           Termination Not for Cause or By Employee for Good Reason.  If your employment relationship with the Partnership Entities is terminated prior to the Vesting Date (x) by the Partnership Entities and such termination is not a Termination for Cause or (y) by you and such termination is a Termination for Good Reason, then all of the Phantom Units subject this Award shall become immediately and unconditionally vested and the Units related to such Phantom Units shall be paid to you immediately.

(d)           Other Termination Events. Subject to Section 26 of this Agreement, if your employment relationship with the Partnership Entities is terminated prior to the Vesting Date as a result of any of the following events:

(i)           your death;

(ii)           your Disability; or

(iii)           your Normal Retirement;

then the restrictions on a number of Phantom Units shall lapse such that the number of Phantom Units for which the restrictions have lapsed as of your date of termination will be equal to the product of (i) the total number of Phantom Units granted to you pursuant to this Agreement, times (ii) a fraction, the numerator of which is the number of full months (counting the month in which your termination of employment occurs as a full month), beginning with the first full month following the Date of Grant, during which you were employed by any Partnership Entity and the denominator of which is 36. The portion, if any, of your Phantom Units for which restrictions have not lapsed as of date of the termination of your employment relationship shall become null and void as of the date of termination; provided, however, that the portion, if any, of Phantom Units for which forfeiture restrictions have lapsed as of the date of termination will survive.

For purposes of this Section 6, “Disability” shall have the meaning ascribed to it in the Severance Agreement between you and any Partnership Entity; and “Normal Retirement” shall mean the termination of your employment relationship with the Partnership Entities due to your retirement on or after the date you attain age 60.

7.           Adjustment Provisions.  In the event there is any change in the Units by reason of any reorganization, recapitalization, units splits, distributions of Units paid in Units, or other changes in the capital structure of the Partnership, the number of Phantom Units associated with this Award shall be adjusted in the manner consistent with the adjustment provisions provided in the Plan. Unless otherwise determined by the Committee, all provisions of this Agreement shall be applicable to such new or additional or different Units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the Phantom Units with respect to which they were distributed or issued.

8.           Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

9.           Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

10.           Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor militating against the advisability of granting any such future award to you.

11.           Payment of Taxes.  The Company may from time to time require you to pay to the Company (or a Partnership Entity if you are an employee of a Partnership Entity) the amount that the Company deems necessary to satisfy any Partnership Entity’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award, including without limitation with respect to any payment pursuant to Section 2 of this Agreement.  With respect to any required tax withholding, unless another arrangement is permitted by the Company in its discretion, the Company shall withhold from the Units to be issued to you the number of Units necessary to satisfy the Partnership Entity’s obligation to withhold taxes, that determination to be based on the Units’ Fair Market Value at the time as of which such determination is made.  In the event the Company subsequently determines that the aggregate Fair Market Value of any Units withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.

12.           Right of the Partnership Entities to Terminate Employment.  Nothing contained in this Agreement shall confer upon you the right to continue in the employ of any Partnership Entity, or interfere in any way with the rights of any Partnership Entity to terminate your employment at any time.

13.           No Liability for Good Faith Determinations.  Neither the Company, any Partnership Entity, any member of the Board or the Committee, nor any member of the board of directors or similar body of any other Partnership Entity, shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

14.           No Guarantee of Interests.  Neither the Company, any Partnership Entity, any member of the Board or the Committee, nor any member of the board of directors or similar body of any other Partnership Entity, guarantees the Units from loss or depreciation.

15.           Company Records.  Records of the Company and the Partnership Entities regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

16.           Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

17.           Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:              Pioneer Natural Resources GP LLC
Attn: General Counsel
5205 N. O’Connor Boulevard, Suite 200
Irving, Texas 75039-3746

Holder :                 At your current address as shown in the Company’s records.

18.           Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

19.           Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

20.           Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

21.           Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law.  The obligation of the Company and/or a Partnership Entity to sell and deliver Units hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Units.

22.           Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of Units or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

23.           Amendment.  This Agreement may be amended at any time unilaterally by the Company, provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits you have accrued pursuant to this Agreement.  This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement in compliance with any applicable laws, including Section 409A of the Code.

24.           The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon you and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control; provided, however, that notwithstanding anything to the contrary herein, any provision of this Agreement that is inconsistent with the provisions of Section 7(b) of the Plan shall control over such provisions of the Plan.

25.           Agreement Respecting Securities Act of 1933.  You represent and agree that you will not sell the Units that may be issued to you pursuant to your Phantom Units except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933 (including Rule 144 of the Securities Act).

26.           Special Provisions Addressing Section 409A of the Code.

(a)           Change in Control. Notwithstanding the provisions of Section 5 that may be to the contrary, if a Change in Control occurs at a time when you have reached the age of 60 or later, no Units related to the Phantom Units shall be paid to you as a result of that Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder

(collectively, the “Nonqualified Deferred Compensation Rules”); except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, payment may be made in respect of this Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay employment or other taxes imposed on the Award.  To the extent Units related to the Phantom Units are not paid to you upon a Change in Control as a result of the limitations described in the preceding sentence, the payment date of the Stock related to your Phantom Units shall be the earlier to occur of:

(i)           the time or times specified in Section 3 of this Agreement;

(ii)           your separation from service with the Company (determined in accordance with the Company’s written and generally applicable policies regarding what constitutes a “separation from service” for purposes of Section 409A of the Code); provided that, if at the time of the Change in Control you is a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the procedures specified or established by the Company in accordance with the Nonqualified Deferred Compensation Rules (a “Specified Employee”), this date shall be the earlier of (A) the date of your death, or (B) the date that is six months and one day following the date of your separation from service with the Company; or

(iii)           a Change in Control that constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of the Nonqualified Deferred Compensation Rules.

(b)           Termination of Employment. Notwithstanding the provisions of Section 6(c) that may be to the contrary, if you have reached the age of 60 or later at the time of the event giving rise to the termination of your employment relationship with the Partnership Entities, any payment that becomes due to you pursuant to Section 6(c) of this Agreement shall only be paid to you on the earlier to occur of:

(i)           the time or times specified in Section 3 of this Agreement; or

(ii)           the date of your separation from service with the Company; provided that, if at the time of the Change in Control you are a Specified Employee, this date shall be the earlier of (A) the date of your death, or (B) the date that is six months and one day following the date of your separation from service with the Company;

provided that, to the extent permitted under the Nonqualified Deferred Compensation Rules, payment shall be made in respect of this Award, upon your termination of employment, as determined by the Committee in its discretion, to the extent necessary to pay employment or other taxes imposed on the Award.

27.           No Unitholder Rights. The Phantom Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a unitholder or limited partner of the Partnership prior to the date Units are issued to you in settlement of the Award.  Your rights with respect to the Phantom Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 3,5 or 6.

If you accept this Phantom Unit Award Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

Very Truly Yours,

PIONEER NATURAL RESOURCES GP LLC

By:

Name:

Title:

Date:

ACKNOWLEDGED AND AGREED:

By:           /s/ Scott D. Sheffield
Scott D. Sheffield

Schedule I

The document to which this Schedule I is attached is the form of Restricted Stock Award  Agreement  between the Company and Scott D.  Sheffield .

                   The form of Restricted  Stock Award  Agreement  between the Company and its other executive officers varies from this Exhibit 10.1 by modifying Section 6 to provide, in its entirety, the following:

6.           Termination of Employment.

(a)           Termination By Employee Without Good Reason.  If your employment relationship with the Partnership Entities is terminated voluntarily by you prior to the Vesting Date and such termination is not a Termination for Good Reason (as such term is defined in the Severance Agreement between you and any Partnership Entity), then all Phantom Units granted pursuant to this Agreement shall become null and void as of the date of such termination.

(b)           Termination for Cause.  If your employment relationship with the Partnership Entities is terminated prior to the Vesting Date and such termination is a Termination for Cause (as such term is defined in the Severance Agreement between you and any Partnership Entity), then all Phantom Units granted pursuant to this Agreement shall become null and void as of the date of termination.

(c)           Other Termination Events. Subject to Section 26 of this Agreement, if your employment relationship with the Partnership Entities is terminated prior to the Vesting Date as a result of any of the following events:

(i)	your death;

(ii)	your Disability;

(iii)	your Normal Retirement;

(iv)	a termination by you that is a Termination for Good Reason;

(v)	a termination by the Partnership Entities that is not a Termination for Cause,

then the restrictions on a number of Phantom Units shall lapse such that the number of Phantom Units for which the restrictions have lapsed as of your date of termination will be equal to the product of (i) the total number of Phantom Units granted to you pursuant to this Agreement, times (ii) a fraction, the numerator of which is the number of full months (counting the month in which your termination of employment occurs as a full month), beginning with the first full month following the Date of Grant, during which you were employed by any Partnership Entity and the denominator of which is 36. The portion, if any, of your Phantom Units for which restrictions have not lapsed as of date of the termination of your employment relationship shall become null and void as of the date of termination; provided, however, that the portion, if any, of Phantom Units for which forfeiture restrictions have lapsed as of the date of termination will survive.

For purposes of this Section 6, “Disability” shall have the meaning ascribed to it in the Severance Agreement between you and any Partnership Entity; and “Normal Retirement” shall mean the termination of your employment relationship with the Partnership Entities due to your retirement on or after the date you attain age 60.